     Exhibit 10(c)

SURRENDER AND ACCEPTANCE AGREEMENT

1.0	PARTIES

1.1	THIS AGREEMENT made this 12th day of September, 2003 is between ROSELAND II L.L.C. (“Lessor”) whose address is c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 and NET PERCEPTIONS, INC. (“Lessee”), with an address at 103 Eisenhower Parkway, Roseland, NJ.

2.0	STATEMENT OF FACTS

2.1	Lessee and Lessor entered into a Lease dated July 24, 2000 as amended by a First Amendment to Lease dated January 15, 2001 (collectively, the “Lease”) covering approximately 8,687 gross rentable square feet (the “Premises”) in the building located at 103 Eisenhower Parkway, Roseland, New Jersey (the “Building”); and

2.2	Lessee wishes to surrender and vacate the Premises prior to the Lease expiration date of November 30, 2005 in accordance with Article 5 of the Lease; and

2.3	The parties desire to amend certain terms of the Lease as set forth below:

3.0	AGREEMENT

     NOW, THEREFORE, in consideration of the Premises and the covenants hereinafter set forth, Lessor and Lessee agree as follows:

3.1.	The above recitals are incorporated herein by reference.

3.2	All capitalized and non-capitalized terms used in this Agreement which are not separately defined herein but are defined in the Lease shall have the meaning given to any such term in the Lease.

3.3	Lessee does hereby agree to surrender on or before midnight September 30, 2003 (the “Surrender Date”) and to pay the penalty payment of $350,000.00 as well as to pay Fixed Basic Rent and Additional Rent for the Premises through the Surrender Date in the amount of $3,000.00 (“Surrender Payment”). If Lessee does not make the Surrender Payment on or before the Surrender Date, this Agreement shall be null and void.

3.4	Lessor agrees to accept Lessee’s surrender of the Premises on the Surrender Date and to release Lessee from its obligations as set forth in the Lease with respect to the

Premises as of the Surrender Date, provided prior to the Surrender Date, Lessor receives the Surrender Payment. Lessor acknowledges Lessee has, as of the date hereof, vacated the Premises and Lessor has accepted possession of the Premises in its “as is” condition.

3.5	Lessor shall return the letter of credit currently being held by Lessor pursuant to Paragraph 16 of the Preamble to the Lease promptly after the conditions set forth in this paragraph and Paragraph 3.4 have been satisfied. Lessor and Lessee agree that upon Lessor’s receipt of the Surrender Payment, the Lease shall be terminated and of no further force and effect and no provisions thereof shall survive, except those provisions of the Lease that by its terms survive the expiration or earlier termination of the Lease.

3.6	Lessor represents and warrants it has full power and authority to enter into and perform the terms of this Agreement and that no consent of any lender, mortgagee, or secured party is necessary to make it binding and enforceable against the Lessor, its successors and assigns.

3.7	Lessor and Lessee represent and warrant to each other that no broker brought about this transaction, and each party agrees to indemnify and hold the other harmless from any and all claims of any broker arising out of or in connection with negotiations of, or entering into of, this Agreement.

3.8	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

3.9	Each party agrees that it will not raise or assert as a defense to any obligation under the Lease or this Agreement or make any claim that the Lease or this Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

     IN WITNESS WHEREOF, Lessor and Lessee have hereunto set their hands and seals the date and year first above written, and acknowledge one to the other that they possess the requisite authority to enter into this transaction and to sign this agreement.

LESSOR		LESSEE

ROSELAND II L.L.C.		NET PERCEPTIONS, INC

By:	Mack-Cali Realty, L.P., member

By:	Mack-Cali Realty Corporation, its general partner

By:	/s/ Michael K. Nevins	By:	/s/ Thomas M. Donnelly

	Vice President of Leasing		President

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